Exhibit 99.1

ENTERTAINMENT PROPERTIES TRUST REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

Kansas City, MO, February 25, 2010 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2009.

Total revenue was $69.3 million for the fourth quarter of 2009 compared to $77.0 million for the same quarter in 2008. Net income available to common shareholders was $6.7 million, or $0.17 per diluted common share, for the fourth quarter of 2009 compared to net income available to common shareholders of $27.8 million, or $0.84 per diluted common share, for the same quarter in 2008.

Funds From Operations (FFO) for the fourth quarter of 2009 was $31.8 million or $0.80 per diluted common share, before non-cash charges for loan loss provisions and impairments totaling $11.6 million and transaction costs totaling $3.2 million. Including these charges, FFO was $17.0 million, or $0.43 per diluted common share, for the fourth quarter of 2009 compared to FFO of $38.4 million, or $1.15 per diluted common share, for same quarter in 2008.

For the year ended December 31, 2009, total revenue was $270.8 million compared to $286.1 million for the year ended December 31, 2008. Net loss available to common shareholders was $22.2 million, or $0.61 per common share for the year ended December 31, 2009, versus net income available to common shareholders of $101.7 million, or $3.26 per diluted common share, for the year ended December 31, 2008. FFO for the year ended December 31, 2009 was $121.4 million, or $3.35 per diluted common share, before the charges. Including the charges, FFO was $4.9 million, or $0.13 per diluted common share, for the year ended December 31, 2009 compared to FFO of $142.6 million, or $4.54 per diluted common share, for the year ended December 31, 2008.

David Brain, President and CEO, commented on the results, “We enter 2010 with a continued optimistic outlook on our core businesses, particularly after observing their stability during one of the most challenging economic environments we have seen in generations. The exhibition industry continues to deliver movies and events that draw in the consumer and the public support for charter schools continues to gain momentum.” Mr. Brain continued, “We also enter 2010 well positioned for growth having further strengthened our balance sheet over the past year, and we continue to make progress in rehabilitating under-performing assets so that they may meaningfully contribute to our future results.”

A reconciliation of FFO and the items impacting results follow:

(dollars in millions, except per share amounts)	4th Quarter		Year to Date
	Amount	FFO/share	Amount	FFO/share
Provision for loan losses - Toronto Dundas Square Project	$—	$—	$(34.8)	$(0.96)
Provision for loan losses - Cappelli related notes receivable	—	—	(28.0)	(0.77)
Provision for loan losses - other notes receivable	(5.2)	(0.13)	(8.2)	(0.23)

Subtotal-provision for loan losses	$(5.2)	$(0.13)	$(71.0)	$(1.96)

Impairment charge - White Plains City Center	—	—	(35.8)	(0.99)
Impairment charge - Vineyard and Winery Properties	(6.4)	(0.16)	(6.4)	(0.18)

Total non-cash charges	$(11.6)	$(0.29)	$(113.2)	$(3.13)

Transaction costs	(3.2)	(0.08)	(3.3)	(0.09)

Total charges	(14.8)	(0.37)	(116.5)	(3.22)

FFO	17.0	0.43	4.9	0.13
Add back total charges	14.8	0.37	116.5	3.22

FFO as adjusted for charges	$31.8	$0.80	$121.4	$3.35

Dividends declared per common share		$0.65		$2.60
FFO payout ratio, as adjusted		81%		78%

Portfolio Highlights

As of December 31, 2009, the Company’s real estate portfolio consisted of 95 megaplex theatres totaling approximately 7.8 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.1 million square feet. The Company also owned 22 public charter schools, and eight vineyards totaling approximately 1,590 acres and ten wineries totaling approximately 850 thousand square feet. In addition, as of December 31, 2009, the Company’s real estate mortgage loan portfolio had a carrying value of $522.9 million and included financing provided for entertainment, retail and recreational properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states. At December 31, 2009, the Company’s megaplex theatres were 100% occupied, and the overall real estate portfolio was 97% occupied.

Theatres

Strength in the box office continued through the fourth quarter, with total U.S. box office receipts up approximately 10% in 2009 compared to 2008, representing the best box office year on record. Management believes the 2009 box office results demonstrated the widespread acceptance of new 3D technology, reinforcing its appeal and the opportunity that it unlocks in terms of increased attendance and premium ticket prices.

Charter Schools

Enrollments in the Company’s charter schools for the 2009/2010 academic year have been received, and with 86% occupancy, the Company’s expected rent coverage of 1.8 times remains strong. Charter school attendance continues to grow with more than 1.5 million students now enrolled in charter schools nation-wide, representing an 11% increase from a year ago.

Vineyard and Winery Investments

As previously communicated, the Company’s vineyard and winery investments continue to be negatively impacted by recessionary pressures. During the fourth quarter we recorded impairment charges of $6.4 million and a loan loss reserve of $5.2 million related to such investments.

Capital Markets Update

As previously communicated, on November 16, 2009, the Company issued 6,325,000 common shares (including the exercise of the over-allotment option of 825,000 shares) at a purchase price of $31.50 per share in a registered public offering. Total net proceeds after underwriting discounts and expenses were approximately $190.6 million. Including this offering, approximately $285.0 million of equity capital was raised in 2009 as the Company deleveraged its balance sheet.

At December 31, 2009 there was in excess of $200 million of unrestricted cash on hand and availability under the revolver.

Investment Update

The majority of the Company’s investment spending for 2009 of $196.5 million was executed in the fourth quarter of the year. Total investment spending for the fourth quarter was $138.0 million and consisted primarily of the acquisition of 15 theatres for a total investment of $121.5 million. The theatres are located in Connecticut, Massachusetts, New Jersey, Virginia, Kentucky, Ohio, Michigan, and Iowa. These theatres consist of 1.25 million building square feet and 231 screens, including 59 digital screens (24 of which are 3D), along with 3 IMAX installations. The theatres are leased to Rave Cinemas, LLC under a master lease that is structured as a long term triple net lease.

In addition, on January 8, 2010, the Company signed a purchase agreement to become the owner of the Toronto Dundas Square Project, currently in receivership. This project consists of approximately 330,000 square feet of net rentable area and 25,000 square feet of digital and static signage, and contains one of the highest grossing theatre complexes in Canada. Occupancy of the property remains at approximately 90%. The transaction is expected to close in early 2010. The Company has finalized the terms of a credit facility with a group of banks to provide $100 million Canadian first mortgage financing that is expected to close in conjunction with the purchase. The Company expects to consolidate the financial results of the property subsequent to the purchase.

On January 21, 2010, the Company completed an additional investment with Imagine Schools, Inc., one of the leading operators of public charter schools in the country. The $48 million transaction added five new schools at a cost of approximately $44 million, and the Company committed to provide approximately $4 million in expansion capital for two schools. The new schools contain over 357,000 square feet of educational space and have an enrollment in excess of 2,600 students. All of the Imagine schools owned by the Company, including those in this tranche, are governed by a triple-net master lease with a 25 year primary term. The total portfolio now includes 27 public charter schools located in nine states and the District of Columbia.

In connection with the Company’s loans to Concord Resorts, LLC (“Concord Resorts”) related to a planned casino and resort development in Sullivan County, New York controlled by Louis Cappelli, and several other loans to Mr. Cappelli and his affiliates, each of which are currently in default, the Company has initiated litigation seeking payment of amounts due and a declaratory judgment that the Company has no obligation to make an additional advance to Concord Resorts under any prior loan commitment. The Company’s loans to Concord Resorts, Mr. Cappelli and his affiliates subject to this litigation total approximately $163.1 million.

Transaction Costs

In 2009, a new accounting pronouncement, FASB ASC Topic 805 “Business Combinations”, went into effect requiring acquisition-related costs incurred in connection with business combinations to be expensed as incurred. Accordingly, costs related to such transactions, as well as costs associated with terminated transactions, are now included as a separate line item entitled “Transaction costs” in the Company’s Consolidated Statements of Income.

Dividend Information

On December 15, 2009, the Company declared a regular quarterly cash dividend of $0.65 per common share, which was paid on January 15, 2010 to common shareholders of record on December 31, 2009. This dividend represents an annualized dividend of $2.60 per common share. The Company also declared and paid fourth quarter cash dividends of $0.4844 per share on the 7.75% Series B Preferred Shares, $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Earnings and Investment Spending Guidance

The Company is revising its FFO per share guidance for 2010 to $3.30 to $3.45. This guidance reflects the revised outlook on the timing of the purchase of the Toronto Dundas Square Project, the impact of the Company’s issuance of common shares in the fourth quarter of 2009, a reserve due to a more aggressive posture on rehabilitating the Company’s underperforming assets and approximately $100 million of investment spending in the latter half of the year beyond what has previously been communicated. The revised guidance for 2010 excludes any transaction costs that must be expensed per Topic 805. Additional transaction costs related to the acquisition of the Toronto Dundas Square Project are expected to total up to $8 million, or $.19 per share, consisting primarily of land transfer taxes. Including this level of additional transaction costs related to the Toronto Dundas Square Project, FFO per share guidance for 2010 is $3.11 to $3.26.

The Company’s investment spending guidance for 2010 is approximately $270 million and consists of $117 million associated with the acquisition of the Toronto Dundas Square Project, $53 million associated with the acquisition of public charter schools and $100 million of additional investments in the latter half of 2010.

Quarterly Supplemental

The Company’s supplemental information package for the fourth quarter and year ended December 31, 2009 is available on the Company’s website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST

Consolidated Statements of Income

(Dollars in thousands except per share data)

	(unaudited) Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Rental revenue	$52,395	$51,380	$204,610	$202,581
Tenant reimbursements	4,685	4,768	18,312	20,883
Other income	581	1,023	2,890	2,241
Mortgage and other financing income	11,607	19,826	44,999	60,435

Total revenue	69,268	76,997	270,811	286,140
Property operating expense	7,730	6,827	28,839	26,775
Other expense	525	559	2,611	2,103
General and administrative expense	3,373	4,253	15,177	15,286
Costs associated with loan refinancing	—	—	117	—
Interest expense, net	18,441	18,834	72,715	70,951
Transaction costs	3,165	592	3,321	1,628
Provision for loan losses	5,197	—	70,954	—
Impairment charges	6,357	—	42,158	—
Depreciation and amortization	11,336	11,646	47,720	43,829

Income (loss) before equity in income from joint ventures and discontinued operations	13,144	34,286	(12,801)	125,568

Equity in income from joint ventures	222	219	895	1,962

Income (loss) from continuing operations	$13,366	$34,505	$(11,906)	$127,530

Discontinued operations:
Loss from discontinued operations	—	—	—	(26)
Gain on sale of real estate	—	—	—	119

Net income (loss)	13,366	34,505	(11,906)	127,623

Add: Net loss attributable to noncontrolling interests	899	880	19,913	2,353

Net income (loss) attributable to Entertainment Properties Trust	14,265	35,385	8,007	129,976

Preferred dividend requirements	(7,550)	(7,551)	(30,206)	(28,266)

Net income (loss) available to common shareholders of Entertainment Properties Trust	$6,715	$27,834	$(22,199)	$101,710

Per share data attributable to Entertainment Properties
Trust common shareholders:
Basic earnings per share data:
Income (loss) from continuing operations available to common shareholders	$0.17	$0.85	$(0.61)	3.29
Income from discontinued operations	—	—	—	—

Net income (loss) available to common shareholders	$0.17	$0.85	$(0.61)	$3.29

Diluted earnings per share data:
Income (loss) from continuing operations available to common shareholders	$0.17	$0.84	$(0.61)	$3.26
Income from discontinued operations	—	—	—	—

Net income (loss) available to common shareholders	$0.17	$0.84	$(0.61)	$3.26

Shares used for computation (in thousands):
Basic	39,641	32,873	36,122	30,910
Diluted	39,901	33,008	36,122	31,177

ENTERTAINMENT PROPERTIES TRUST

Reconciliation of Net Income Available to Common Shareholders

to Funds From Operations (FFO) (A)

(Unaudited, Dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss) available to common shareholders of Entertainment Properties Trust	$6,715	$27,834	$(22,199)	$101,710
Real estate depreciation and amortization	11,143	11,454	46,947	43,051
Allocated share of joint venture depreciation	66	65	263	510
Noncontrolling interest	(956)	(958)	(20,143)	(2,630)

FFO available to common shareholders of Entertainment Properties Trust	$16,968	$38,395	$4,868	$142,641

FFO available to common shareholders of Entertainment Properties Trust	16,968	38,395	4,868	142,641
Preferred dividends for Series C	—	1,940	—	7,763

Diluted FFO available to common shareholders of Entertainment Properties Trust	$16,968	$40,335	$4,868	$150,404

FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.43	$1.17	$0.13	$4.61
Diluted	0.43	1.15	0.13	4.54

Shares used for computation (in thousands):
Basic	39,641	32,873	36,122	30,910
Diluted	39,901	34,937	36,236	33,094

Weighted average shares outstanding-diluted EPS	39,901	33,008	36,236	31,177
Effect of dilutive Series C preferred shares	—	1,929	—	1,917

Adjusted weighted average shares outstanding - diluted	39,901	34,937	36,236	33,094

Other financial information:
Straight-lined rental revenue	$696	$942	$2,483	$3,851
Dividends per common share	$0.65	$0.84	$2.60	$3.36

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP) and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, impairments and transaction costs. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP.

The dilutive effect of potential common shares from the exercise of share options is included in diluted earnings per share except in those periods with a loss from continuing operations.

The additional 1.9 million common shares that would result from the conversion of the Company’s 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company’s 9.00% Series E cumulative convertible preferred shares (issued on April 2, 2008) and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months and years ended December 31, 2008 and 2009 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three months and year ended December 31, 2008, these adjustments have been made in the calculation of diluted FFO per share for these periods.

The Company’s nonvested share awards are considered participating securities and are included in the calculation of earnings per share under the two-class method as required by the Earnings Per Share Topic of the Financial Accounting Standards Board Accounting Standards Codification. Prior-period earnings per share data was computed using the treasury stock method and has been adjusted retrospectively, which lowered basic and diluted FFO per share by $0.01 for the three months ended December 31, 2008 and lowered basic FFO per share by $0.03 and diluted FFO per share by $0.02 for the year ended December 31, 2008.

ENTERTAINMENT PROPERTIES TRUST

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	As of December 31, 2009	As of December 31, 2008
Assets
Rental properties, net	$1,854,629	$1,735,026
Property under development	12,729	30,835
Mortgage notes and related accrued interest receivable, net	522,880	508,506
Investment in a direct financing lease, net	169,850	166,089
Investment in joint ventures	4,080	2,493
Cash and cash equivalents	23,138	50,082
Restricted cash	12,857	11,004
Intangible assets, net	6,727	12,400
Deferred financing costs, net	12,136	10,741
Accounts receivable, net	33,289	33,405
Notes and related accrued interest receivable, net	7,204	40,338
Other assets	21,213	33,006

Total assets	$2,680,732	$2,633,925

Liabilities and Equity
Accounts payable and accrued liabilities	$28,411	$35,665
Dividends payable	35,432	34,929
Unearned rents and interest	7,509	8,312
Long-term debt	1,141,423	1,262,368

Total liabilities	1,212,775	1,341,274

Entertainment Properties Trust shareholders’ equity	1,472,862	1,277,434
Noncontrolling interests	(4,905)	15,217

Equity	1,467,957	1,292,651

Total liabilities and equity	$2,680,732	$2,633,925

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics, and an advantageous market position. The Company’s total assets exceed $2.6 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements may refer to our financial condition, results of operations, plans, objectives, acquisition or disposition of properties, future expenditures for development projects, capital resources, future financial performance and business. Forward-looking statements are not guarantees of performance. They involve numerous risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “will be,” “continue,” “hope,” “goal,” “forecast,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions contained or incorporated by reference herein. In addition, references to our budgeted amounts are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.